PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated August 16, 2001)	Registration No. 333-65858

$600,000,000

Cendant Corporation

$350,000,000 6.25% Senior Notes due 2010

$250,000,000 7.125% Senior Notes due 2015

The 6.25% notes will mature on March 15, 2010. The 7.125% notes will mature on March 15, 2015. We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2003. Interest on the notes will accrue from March 11, 2003.

The notes will be redeemable prior to maturity, in whole or in part, at the make whole amount as described in this prospectus supplement. The notes will not be subject to any sinking fund provision.

The notes will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Investing in the notes involves risks. Please see the “ Risk Factors” section beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

6.25% Senior Notes due 2010

	Per Note	Total
Public Offering Price(1)	99.468%	$348,138,000
Underwriting Discount	0.625%	$2,187,500
Proceeds to Cendant (before expenses)	98.843%	$345,950,500

7.125% Senior Notes due 2015

	Per Note	Total
Public Offering Price(1)	99.855%	$249,637,500
Underwriting Discount	0.675%	$1,687,500
Proceeds to Cendant (before expenses)	99.180%	$247,950,000

(1)	Plus accrued interest, if any, from March 11, 2003, if settlement occurs after that date.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants on or about March 11, 2003.

Joint Book-Running Managers

Salomon Smith Barney	UBS Warburg

Banc of America Securities LLC

Credit Suisse First Boston

JPMorgan

Wachovia Securities

March 6, 2003

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

PROSPECTUS SUPPLEMENT

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference about Cendant are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives.

Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	terrorist attacks, such as the September 11, 2001 terrorist attacks on New York City and Washington, D.C., other attacks, acts of war, or measures taken by governments in response thereto may negatively affect the travel industry, our financial results and could also result in a disruption in our business;

•	the effect of economic or political conditions or any outbreak or escalation of hostilities on the economy on a national, regional or international basis and the impact thereof on our businesses;

•	the effects of a decline in travel, due to political instability, adverse economic conditions or otherwise, on our travel related businesses;

•	the effects of a decline in the volume or value of U.S. existing home sales, due to adverse economic changes or otherwise, on our real estate related businesses;

•	the effects of changes in current interest rates, particularly on our real estate franchise, real estate brokerage and mortgage businesses;

•	the final resolution or outcome of our unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

•	our ability to develop and implement operational, technological and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

•	competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

•	failure to reduce quickly our substantial technology costs and other overhead costs in response to a reduction in revenue, particularly in our computer reservations, global distribution systems, car rental and real estate brokerage businesses;

•	our failure to provide fully integrated disaster recovery technology solutions in the event of a disaster;

•	our ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the acquisitions of Trendwest Resorts, Inc. and substantially all of the domestic assets of Budget Group, Inc., the compatibility of the operating systems of the combining companies, and the degree to which our existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

•	our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

•	competitive and pricing pressures in the travel industry, including the car rental and global distribution services industries;

•	changes in the vehicle manufacturer repurchase arrangements in our Avis and Budget car rental businesses;

•	filing of bankruptcy by or the loss of business of any of our significant customers, including our airline customers and the ultimate disposition of UAL Corporation’s bankruptcy reorganization; and

•	changes in laws and regulations, including changes in accounting standards, global distribution services rules, telemarketing and timeshare sales regulations, state and federal tax laws and privacy policy regulation.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. You are advised, however, to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K, and any amendments thereto, to the Securities and Exchange Commission (the “Commission”). See “Where You Can Find More Information.” Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” on page S-8 of this prospectus supplement. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

Cendant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The Commission also maintains a website that contains reports, proxy and information statements and other information. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The website address is www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our web site is www.cendant.com. The information contained on our web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The accompanying prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by Commission rules, the accompanying prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the Commission. You may refer to the registration statement and its exhibits for more information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” the information we file with the Commission into this prospectus supplement, which means that we are disclosing important information to you by referring to other documents filed separately with the Commission. Certain information that we file after the date of this prospectus supplement with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the Commission under the file number 1-10308, and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of this offering.

•	Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 5, 2003; and

•	Current Reports on Form 8-K dated January 10, 2003, January 17, 2003, February 5, 2003 (filed on February 6, 2003), February 11, 2003 and February 25, 2003.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

You may request a copy of any of the documents which are incorporated by reference in this prospectus supplement, other than exhibits which are not specifically incorporated by reference into such documents and our Certificate and By-laws, at no cost, by writing or telephoning Cendant at the following:

Investor Relations

Cendant Corporation

9 West 57th Street

New York, NY 10019

Telephone: (212) 413-1800

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus in their entirety, including the financial data and related notes included in this prospectus supplement and all of the other documents incorporated by reference herein, before making an investment decision. Unless we have indicated otherwise, references in this prospectus supplement to “Cendant,” “we,” “us” and “our” or similar terms are to Cendant Corporation and its subsidiaries.

Cendant

We are one of the foremost providers of travel and real estate services in the world. Our businesses provide a wide range of consumer and business services and are intended to complement one another and create cross-marketing opportunities both within and among our following five business segments:

•	Our Real Estate Services segment franchises the real estate brokerage businesses of the CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial® and ERA® brands; provides real estate brokerage services under our franchise brands through NRT Incorporated; provides home buyers with mortgages through Cendant Mortgage Corporation; provides settlement services, including title, appraisal review and closing services through Cendant Settlement Services Group; and assists in employee relocations through Cendant Mobility Services Corporation.

•	Our Hospitality segment operates the Days Inn®, Ramada® (in the United States and Canada), Super 8 Motel®, Howard Johnson®, Wingate Inn®, Knights Inn®, Travelodge® (in North America), Villager Group and AmeriHost Inn® lodging franchise systems; facilitates the sale and development of vacation ownership intervals through Fairfield Resorts, Inc. and Trendwest Resorts, Inc.; facilitates the exchange of vacation ownership intervals through Resort Condominiums International, LLC; and markets vacation rental properties in Europe through our subsidiaries Holiday Cottages, Cuendet, Welcome Holidays, Novasol and the International Life Leisure Group.

•	Our Travel Distribution segment provides global distribution and computer reservation services to airlines, hotels, car rental companies and other travel suppliers; provides our travel agent customers the ability to electronically access airline schedule and fare information, book reservations, and issue tickets through Galileo International; provides web based corporate travel solutions through Highwire; provides reservations processing, connectivity and information management services through WizCom, TRUST International and THOR; provides travel marketing information to airline clients through Shepherd Services; and provides travel services through Cendant Travel, Cheap Tickets®, Lodging.comsm and through our relationship with Trip Network, Inc. and its online web travel sites, cheaptickets.com® and trip.comsm.

•	Our Vehicle Services segment operates and franchises our Avis® and Budget® vehicle rental businesses; and provides fleet management and fuel card services to corporate clients and government agencies through PHH Arval and Wright Express.

•	Our Financial Services segment provides enhancement packages to financial institutions and insurance-based products to consumers through Progeny Marketing Innovations Inc. (successor in interest to FISI*Madison LLC and Benefit Consultants, Inc.); provides long term care insurance to consumers through Long Term Preferred Care, Inc.; provides loyalty solutions to businesses through Cims Ltd.; operates and franchises tax preparation services through Jackson Hewitt Inc.; and provides a variety of membership programs offering discounted products and services to consumers through our relationship with Trilegiant Corporation.

Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800.

Recent Developments

Fourth Quarter and Full Year 2002 Earnings.    On February 5, 2003, we reported our fourth quarter and full year 2002 results. Following is a summary of those results (in millions, except per share data), which were derived from unaudited financial information:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net revenues	$3,849	$2,494	$14,088	$8,613
Income (loss) from continuing operations	$247	$(326)	$1,081	$342
Net income (loss)	$247	$(307)	$846	$385
Reported EPS from continuing operations (Diluted)	$0.24	$(0.33)	$1.04	$0.36
Weighted average shares (Diluted)	1,045	978	1,043	917

Our fourth quarter and full year 2002 results are discussed in detail in our Annual Report on Form 10-K, which we filed with the Commission on March 5, 2003 and is incorporated by reference in this prospectus supplement.

Credit Agreement.    On December 11, 2002, we entered into a $2.9 billion three-year revolving credit facility replacing $2.4 billion of credit facilities scheduled to expire in August 2003 and February 2004. The new facility represents a $500 million increase in our credit facilities. Borrowings under the facility bear interest at LIBOR plus a margin of 107.5 basis points. The terms of the new facility are substantially similar to the terms of our former $1.75 billion revolving credit facility. As of December 31, 2002, approximately $600 million of borrowings were outstanding under this facility. Such amounts were repaid in January 2003 with a portion of the proceeds received from the January 13, 2003 issuance of $2.0 billion of senior unsecured notes discussed below.

Debt Issuances.    On January 13, 2003, we issued $2.0 billion of senior unsecured notes, of which $1.2 billion will mature in January 2013 and bear interest at 7.375% per annum and $800 million will mature in January 2008 and bear interest at 6.25% per annum, for net proceeds of $1.97 billion in cash. These notes are senior unsecured obligations and rank equally in right of payment with all our existing and future senior unsecured indebtedness.

On February 19, 2003, our PHH subsidiary issued $1.0 billion of senior unsecured notes (debt related to management and mortgage programs), of which $600 million will mature in March 2013 and bear interest at 7.125% per annum and $400 million will mature in March 2008 and bear interest at 6% per annum, for net proceeds of $988 million in cash.

Debt Repurchases.    During the fourth quarter of 2002, we repurchased (i) $143 million carrying amount of our zero coupon convertible debentures for $141 million in cash, (ii) $76 million carrying amount of our 7¾% notes for $77 million in cash and (iii) $24 million carrying amount of our Avis 11% senior subordinated notes for $17 million in cash. During January and February 2003, we repurchased (i) $717 million carrying amount of our 7¾% notes for $750 million in cash pursuant to a tender offer, (ii) $20 million carrying amount of our 7¾% notes for $21 million in cash, (iii) $338 million carrying amount of our zero coupon convertible debentures for $339 million in cash and (iv) $37 million carrying amount of our Avis 11% senior subordinated notes for $37 million in cash.

Share Repurchases.    During the fourth quarter of 2002, we repurchased approximately 6.9 million shares of our CD common stock at an average price of $11.42 per share for a total of $79 million in cash. During January and February 2003, we repurchased approximately 6.7 million shares of our CD common stock at an average price of $11.50 per share for a total of $77 million in cash.

Budget Acquisition.    On November 22, 2002, we acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc., as well as selected international operations, for approximately $153 million in cash, including $44 million of transaction costs and expenses. As part of the acquisition, we also assumed approximately $2.4 billion of Budget’s asset-backed vehicle related debt, which was repaid with the proceeds from our subsequent issuance of $2.0 billion of asset-backed debt (in November 2002) and approximately $400 million of borrowings under our $2.9 billion revolving credit facility. We believe that Budget is a complementary fit with other leisure travel services we provide through our hotel, timeshare, and travel distribution companies. Budget has been included within our consolidated results of operations, financial position and cash flows since November 23, 2002. Budget is now a component of our Vehicle Services segment.

FFD Development Company LLC Acquisition.    On February 3, 2003, we acquired the common interests of FFD for approximately $27 million in cash. As part of the acquisition, we also assumed approximately $58 million of FFD’s debt. Accordingly, FFD has been included within our consolidated results of operations, financial position and cash flows since February 4, 2003.

* * *

We continually review and evaluate our portfolio of existing businesses to determine if they continue to meet our business objectives. As part of our ongoing evaluation of such businesses, we intend from time to time to explore and conduct discussions with regard to joint ventures, divestitures and related corporate transactions. However, we can give no assurance with respect to the magnitude, timing, likelihood or financial or business effect of any possible transaction. We also cannot predict whether any divestitures or other transactions will be consummated or, if consummated, will result in a financial or other benefit to us. We intend to use a portion of the proceeds from any such dispositions and cash from operations to retire indebtedness, make acquisitions and for other general corporate purposes.

The Offering

Issuer	Cendant Corporation

Notes Offered	$350,000,000 aggregate principal amount of 6.25% senior notes due 2010 and $250,000,000 aggregate principal amount of 7.125% senior notes due 2015.

Maturity Dates	6.25% notes: March 15, 2010
7.125% notes: March 15, 2015

Issue Prices	99.468% of principal amount per 6.25% note, plus accrued interest, if any, from March 11, 2003 and 99.855% of principal amount per 7.125% note, plus accrued interest, if any, from March 11, 2003.

Interest Payment Dates	March 15 and September 15 of each year, beginning September 15, 2003.

Ranking

The notes will be senior unsecured obligations and will rank equally with all of our existing and any future senior unsecured indebtedness. The notes will be effectively subordinated to all existing and any future obligations of our subsidiaries. In addition, our subsidiaries’ ability to pay dividends or make loans to us may be prohibited or otherwise restricted by their respective credit arrangements with third parties. See “Description of Notes—Ranking.”

Optional Redemption

We may redeem the notes, in whole or in part, at any time or from time to time, at the redemption prices set forth under “Description of Notes—‘Make-Whole’ Redemption.” The notes will not be subject to any sinking fund provision.

Denominations; Form	The notes will be issued only in fully registered, book entry, form without coupons.

Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $593 million. We intend to use the net proceeds to reduce outstanding indebtedness and for general corporate purposes. See “Use of Proceeds.”

Ratings	Our senior unsecured debt ratings are as follows:

Moody’s Investor Services	Baa1
Standard & Poor’s	BBB
Fitch Ratings	BBB+

Moody’s, S&P and Fitch currently maintain negative outlooks on our ratings. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

RISK FACTORS

You should carefully consider the following factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to purchase any notes.

Our holding company structure results in structural subordination and may affect our ability to make payments on the notes.

The notes are obligations exclusively of Cendant. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Certain of our subsidiaries’ debt instruments contain such restrictions which could prevent us from receiving dividends and distributions from those subsidiaries. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

At December 31, 2002, our subsidiaries had $13.2 billion of indebtedness (consisting of approximately $12.7 billion of debt related to management and mortgage programs and approximately $0.5 billion of our Avis 11% senior subordinated notes) and $375 million of mandatorily redeemable preferred securities outstanding, in addition to other liabilities, to which the notes would have been structurally subordinated.

An active trading market for the notes may not develop.

We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors.

We have had accounting irregularities and related litigation.

Cendant was created in December 1997, through the merger of HFS Incorporated into CUC International, Inc. with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant’s accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the report of first quarter 1998 financial results, Cendant discovered accounting irregularities in some of the CUC business units.

Following the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions and various individual lawsuits and arbitration proceedings were commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

While we have settled the principal class action against us, the settlement of this class action does not encompass all litigation asserting claims against us associated with the accounting irregularities. We cannot give any assurances as to the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to us in relation to our financial position or liquidity.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of Cendant and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Year Ended December 31,
2002	2001	2000	1999	1998
2.91x	1.66x	2.55x	*	1.27x

*	Earnings were inadequate to cover fixed charges for the year ended December 31, 1999 (deficiency of $688 million) as a result of unusual charges of $3,032 million, partially offset by $1,109 million related to net gains on dispositions of businesses. Excluding such charges and net gain, the ratio of earnings to fixed charges was 2.92x.

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, minority interest and, in 2001, equity in Homestore.com, plus fixed charges, less equity income (loss) in unconsolidated affiliates and minority interest by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals.)

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 6.25% notes and the 7.125% notes in this offering will be approximately $593 million, after deducting the underwriters’ discount and estimated offering expenses payable by us. We will use the net proceeds from this offering to repay (i) any portion of $519.4 million principal amount at maturity of our zero coupon convertible debentures, which bear interest at a rate of 3% per annum through May 4, 2003, that we may repurchase in the open market or that are put to us at a purchase price of par by the holders in May 2003 (the next put date), and which do not mature until 2021 and (ii) all or a portion of $228.9 million of our 7 3/4% notes due December 2003, which bear interest at a rate of 7 3/4% per annum that we may repurchase in the open market or redeem at maturity. We will use the remaining net proceeds, if any, for general corporate purposes.

CAPITALIZATION

The following table sets forth cash and cash equivalents, current portion of long-term debt and our capitalization as of December 31, 2002 on a historical and pro forma basis giving effect to:

•	Net proceeds of $593 million (gross proceeds of $600 million) from this offering of notes, and the use thereof which will be to repay (i) any portion of our zero coupon convertible debentures that we may repurchase in the open market or that may be put to us by the holders in May 2003 (the next put date) and (ii) our 7 3/4% notes due December 2003 that we may repurchase in the open market or redeem at maturity.

•	Net proceeds of $1.97 billion (gross proceeds of $2.0 billion) from the January 2003 offering of $800 million of five-year senior unsecured notes bearing interest at 6.25% per annum and $1.2 billion of ten-year senior unsecured notes bearing interest at 7.375% per annum.

•	Repayment of the following outstanding debt with the proceeds from the January 2003 issuance of notes described above: (i) $37 million of our 11% senior subordinated notes for $37 million in cash; (ii) $338 million of our zero coupon convertible debentures for $339 million in cash; (iii) $737 million of our 7¾% notes for $771 million in cash and (iv) $600 million of borrowings under our $2.9 billion revolving credit facility. The remainder of the proceeds from the January 2003 issuance are reflected as cash within the table presented below.

•	Repurchase of approximately 6.7 million shares of CD common stock for $77 million in cash during January and February 2003.

This table should be read in conjunction with the financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. This table does not give effect to any borrowings or repayments under our various credit facilities or commercial paper program since December 31, 2002, except as noted above.

	Historical	Pro Forma
	As of December 31, 2002	As of December 31, 2002
Cash and cash equivalents	$126	$273

Current portion of long-term debt	$30	$30

Long-term debt, excluding Upper DECS (1)	$5,571	$5,866

Upper DECS	863	863

Mandatorily redeemable preferred interest in a subsidiary	375	375

Stockholders’ equity:
Preferred stock, $.01 par value—authorized 10 million shares; none issued and outstanding	$—	$—
CD common stock, $.01 par value—authorized 2 billion shares; issued 1,238,952,970 shares as of December 31, 2002	12	12
Additional paid-in capital	10,090	10,090
Retained earnings	3,258	3,258
Accumulated other comprehensive loss	(14)	(14)
CD treasury stock, at cost, 207,188,268 shares as of December 31, 2002	(4,031)	(4,108)

Total stockholders’ equity	9,315	9,238

Total capitalization	$16,124	$16,342

(1)	As of December 31, 2002, long-term debt excludes an aggregate of $12.7 billion of indebtedness of our car rental, vehicle management, relocation, mortgage services and timeshare development businesses, which are self sufficient in managing their funding sources to ensure adequate liquidity to finance assets under management and mortgage program. Such assets and related indebtedness are presented separately in our consolidated balance sheets.

DESCRIPTION OF NOTES

General

The following description supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and to the indenture, a copy of which is filed or incorporated by reference as an exhibit to the registration statement on Form S-3 of which the accompanying prospectus is a part. In this section, references to “Cendant,” “we,” “our” or “us” refer solely to Cendant Corporation and not its subsidiaries.

We will issue the 6.25% notes and the 7.125% notes as separate series of debt securities under the indenture, dated as of January 13, 2003, between us and The Bank of Nova Scotia Trust Company of New York, as trustee. We have filed a copy of the indenture with the Commission. The 6.25% notes will be initially limited to $350,000,000 in aggregate principal amount and will mature on March 15, 2010. The 7.125% notes will be initially limited to $250,000,000 in aggregate principal amount and will mature on March 15, 2015. Each series of notes will bear interest from March 11, 2003, or from the most recent date to which interest has been paid or provided for, at the annual rate of 6.25% in the case of the 6.25% notes and 7.125% in the case of the 7.125% notes. Interest will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003, to the persons in whose names the notes are registered at the close of business on the preceding March 1 or September 1, whether or not such day is a business day. All payments of interest and principal will be payable in United States dollars. We may from time to time, without notice to or consent of the holders, issue additional notes of the same tenor, coupon and other terms as the notes, so that such notes and the notes offered hereby will form a single series.

Ranking

The notes will be senior unsecured obligations and will rank equally with all of our existing and any future senior unsecured indebtedness.

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. Certain of our subsidiaries’ debt instruments contain restrictions on the payment of dividends or distributions which could prevent us from receiving cash from those subsidiaries. In addition, holders of the notes will have a subordinate position to the claims of creditors of our subsidiaries on their assets and earnings. At December 31, 2002, our subsidiaries had $13.2 billion of indebtedness (consisting of approximately $12.7 billion of debt related to management and mortgage programs and approximately $0.5 billion of our Avis 11% senior subordinated notes) and $375 million of mandatorily redeemable preferred securities outstanding, in addition to other liabilities, to which the notes would have been structurally subordinated.

As of December 31, 2002, after giving effect to the issuance of the notes and the January 2003 offering of $2 billion of our senior notes and the application of the proceeds received therefrom, we would have had approximately $6.7 billion of indebtedness outstanding (including $863 million of Upper DECS and excluding subsidiary indebtedness), which would have ranked equally with the notes.

“Make-Whole Redemption”

We may redeem the notes at any time, in whole or in part, at a “make-whole” redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, in the case of the 6.25% notes, and 50 basis points in the case of the 7.125% notes, plus in each case accrued interest to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with Cendant.

“Comparable Treasury Price” means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the relevant series of notes being redeemed.

“Reference Treasury Dealer” means (1) each of Salomon Smith Barney Inc. and UBS Warburg LLC, and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in the United States, we will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers that we select.

If we elect to redeem less than all of the notes of any series, and such notes are at the time represented by a global security, then the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If we elect to redeem less than all of the notes of any series, and such notes are not represented by a global security, then the trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption.

Sinking Fund

The notes will not be subject to a sinking fund.

Merger, Consolidation or Sale or Conveyance of Assets

We may not (1) consolidate with or merge into any other person or sell, lease, convey or transfer our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to sell, lease, convey or transfer that person’s properties or assets substantially as an entirety to us, unless:

•	in the case of (1) and (2) above, either (i) Cendant is the surviving corporation or (ii) if Cendant no longer exists, the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and assumes the payment of the principal of and interest on the notes and the performance of our other covenants under the indenture, and

•	in all cases, immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

In the case of any consolidation, merger, conveyance or transfer in which Cendant is not the surviving corporation, the successor person will succeed to and be substituted for Cendant as obligor on the notes, with the same effect as if it had been named in the indenture as Cendant.

Events of Default and Remedies

Each of the following is an event of default with respect to each series of notes:

(1)	default for 30 days in the payment of interest due and payable on the applicable series of notes;

(2)	default in the payment of the principal amount of the applicable series of notes at maturity;

(3)	default in our performance of any covenant or agreement in the indenture or the applicable series of notes for a period of 90 days after written notice is provided to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the then outstanding applicable notes;

(4)	default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

(5)	default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

(6)	certain events of bankruptcy, insolvency and reorganization with respect to us.

If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding applicable notes may declare the principal of, and accrued but unpaid interest on, all the notes to be due and payable immediately; however, in the case of events of default specified in clauses (1) through (5) upon certain conditions such declarations may be annulled and past defaults may be waived

(except for defaults in the payment of principal of, or any interest on, the applicable notes) by the holders of a majority of the aggregate principal amount of applicable notes then outstanding.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued but unpaid interest on the notes will become immediately due and payable without any action on the part of the trustee or any holder.

Subject to certain limitations, the holders of a majority in principal amount of the outstanding applicable notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may, upon the advice of counsel refuse to follow any direction that conflicts with the law or the indenture or that the trustee determines is unduly prejudicial to the holders or that would involve the trustee in personal liability.

The indenture provides that if an uncured default is known to the trustee, the trustee must give to each holder notice of the default within 90 days after it occurs, except that with respect to an Event of Default described in clause (3) above, no such notice shall be given until at least 90 days after the occurrence of such default. However, except in the case of default in the payment of principal of, or interest on, any note, the trustee may withhold notice if it in good faith determines that withholding notice is in the interest of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating that to the best of the knowledge of the signatory we are not in default in the performance and observance of the terms of the indenture or, if we are in default, specifying such default.

Defeasance

The indenture provides that we will be discharged from all obligations in respect of each series of notes (except for, among other things, certain obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and old moneys or payment in trust) if we have irrevocably deposited with the trustee, in trust for the benefit of the holders of the applicable series of notes, cash in U.S. dollars, non-callable Governmental Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest and additional interest, if any, on the applicable outstanding notes on the stated maturity date selected by us.

The defeasance and discharge will become effective after we, among other things, have delivered to the trustee an opinion of counsel confirming that the deposit and related defeasance will not cause the holders of the notes to recognize gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the Internal Revenue Service.

Book-Entry, Delivery and Form

The notes will be represented by one or more permanent global notes in registered, global form without interest coupons. These global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, a nominee of DTC or to a successor depository or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The trustee will act as registrar.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (the “participants”) and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by the underwriters with an interest in the global note and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments with respect to the principal of, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among its participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If (i) DTC notifies us that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided in the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Trustee

The Bank of Nova Scotia Trust Company of New York is the trustee, registrar and paying agent.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign. The Bank of Nova Scotia Trust Company of New York is currently serving as the trustee under other indentures governing our debt issuances. The Bank of Nova Scotia serves as a co-documentation agent and is a lender under our new revolving credit facility.

UNDERWRITING

We and the underwriters have entered into an underwriting agreement, dated the date of this prospectus supplement, relating to the offering. In the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the respective principal amounts of notes set forth opposite the names of the underwriters in the chart below:

Underwriters	Principal Amount of 6.25% Notes	Principal Amount of 7.125% Notes
Salomon Smith Barney Inc.	$122,500,000	$87,500,000
UBS Warburg LLC	122,500,000	87,500,000
Banc of America Securities LLC	26,250,000	18,750,000
Credit Suisse First Boston Corporation	26,250,000	18,750,000
J.P. Morgan Securities Inc.	26,250,000	18,750,000
Wachovia Securities, Inc.	26,250,000	18,750,000

Total	$350,000,000	$250,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriters will agree to purchase all of the notes if any of them are purchased.

The underwriters propose to offer some of the 6.25% notes and the 7.125% notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.375% of the principal amount in the case of the 6.25% notes and 0.425% of the principal amount in the case of the 7.125% notes. The underwriters may allow, and the dealers may reallow, a concession not to exceed 0.250% of the principal amount in the case of both the 6.25% notes and the 7.125% notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering prices and other selling terms.

The following table shows the underwriting discounts and commission that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Cendant
Per 6.25% note	0.625%
Per 7.125% note	0.675%

In the underwriting agreement, we have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act.

The notes are new issues of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, neither we nor the underwriters can assure that a liquid trading market will develop for the notes, that the notes will be able to be sold at a particular time or that the prices received when the notes are sold will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the initial purchasers. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In the ordinary course of their businesses, the underwriters and their affiliates have in the past performed and may from time to time perform in the future certain investment banking, commercial banking and financial advisory services for us and our affiliates. Some of the underwriters or their affiliates are lenders under our revolving credit facility.

We estimate that we will spend approximately $1 million for printing, rating agencies, trustee and legal fees and other expenses related to the offering.

LEGAL MATTERS

Certain legal matters with respect to the offering of the notes will be passed upon for us by Eric J. Bock, Esq., Executive Vice President, Law and Secretary of Cendant, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the notes will be passed upon for the underwriters by Shearman & Sterling, New York, New York. Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

EXPERTS

The consolidated financial statements of Cendant Corporation and subsidiaries incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ending December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph with respect to the adoption of the non-amortization provisions for goodwill and other indefinite lived intangible assets, the modification of the accounting treatment relating to securitization transactions and the accounting for derivative instruments and hedging activities and the revision of certain revenue recognition policies), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$3,000,000,000

CENDANT CORPORATION

DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,

STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

Cendant Corporation, directly or through underwriters designated from time to time, may offer, issue and sell, together or separately, (i) debt securities, which may be senior debt securities or subordinated debt securities, (ii) shares of preferred stock, (iii) shares of CD common stock, (iv) stock purchase contracts to purchase shares of CD common stock, (v) stock purchase units, and (vi) warrants to purchase debt securities, preferred stock, CD common stock or other securities or rights.

The form in which we are to issue the securities, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a prospectus supplement, together with the terms of offering of such securities.

Shares of our CD common stock are listed on the New York Stock Exchange under the symbol “CD”. Any prospectus supplement will also contain information, where applicable, as to any other listing on a securities exchange of the securities covered by such prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate any sale of securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 16, 2001

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus about Cendant are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical acts. You should understand that the following important factors and assumptions could affect the future results of Cendant and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the effect of economic conditions and interest rate changes on the economy on a national, regional or international basis and the impact thereof on our businesses;

•	the effects of changes in current interest rates, particularly on our real estate franchise and mortgage businesses;

•	the resolution or outcome of our unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

•	our ability to develop and implement operational and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

•	competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

•	our ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the pending acquisition of Galileo International, Inc. and the acquisitions of Avis Group Holdings, Inc. and Fairfield Resorts, Inc. (formerly known as Fairfield Communities, Inc.), the compatibility of the operating systems of the combining companies, and the degree to which existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

•	our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and rating agencies;

•	competitive and pricing pressures in the vacation ownership and travel industries, including the car rental industry;

•	changes in the vehicle manufacturer repurchase arrangements between vehicle manufacturers and Avis Group Holdings, Inc. in the event that used vehicle values decrease;

•	changes in laws and regulations, including changes in accounting standards and privacy policy regulation.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K to the Securities and Exchange Commission. See “Where You Can Find More Information.” This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a combined registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the securities. This prospectus does not contain all of the information set forth in such registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. We refer you to such registration statement and to the exhibits relating to the registration statement for further information with respect to us and the securities. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission or incorporated by reference in this prospectus are not necessarily complete, and, in each instance, we refer you to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

Cendant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with these requirements, we file reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You can obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http.//www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Cendant”, “we,” “us” and “our” or similar terms are to Cendant Corporation and its subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information that we file after the date of this prospectus with the Commission will automatically update and supersede this information. Cendant incorporates by reference into this prospectus the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of this offering.

•	Annual Report on Form 10-K/A for the year ended December 31, 2000, filed on July 3, 2001;

•	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001, filed on July 3, 2001;

•	Current Report on Form 8-K dated January 9, 2001;

•	Current Report on Form 8-K dated January 18, 2001;

•	Current Report on Form 8-K/A dated January 19, 2001;

•	Current Report on Form 8-K dated February 7, 2001, filed on February 8, 2001;

•	Current Report on Form 8-K dated February 8, 2001;

•	Current Report on Form 8-K dated February 20, 2001;

•	Current Report on Form 8-K dated March 1, 2001, filed on March 9, 2001;

•	Current Report on Form 8-K dated March 12, 2001;

•	Current Report on Form 8-K/A dated March 21, 2001;

•	Current Report on Form 8-K dated April 2, 2001, filed on April 3, 2001;

•	Current Report on Form 8-K dated April 18, 2001, filed on April 19, 2001;

•	Current Report on Form 8-K dated April 18, 2001, filed on April 19, 2001;

•	Current Report on Form 8-K dated May 2, 2001;

•	Current Report on Form 8-K dated May 4, 2001;

•	Current Report on Form 8-K dated May 10, 2001, filed on May 11, 2001;

•	Current Report on Form 8-K dated May 24, 2001, filed on May 25, 2001;

•	Current Report on Form 8-K dated June 13, 2001, filed on June 15, 2001;

•	Current Report on Form 8-K dated June 15, 2001, filed on June 18, 2001;

•	Current Report on Form 8-K dated July 2, 2001, filed on July 3, 2001;

•	Current Report on Form 8-K dated July 10, 2001;

•	Current Report on Form 8-K dated July 18, 2001, filed on July 19, 2001;

•	Current Report on Form 8-K dated July 19, 2001;

•	Current Report on Form 8-K dated July 23, 2001;

•	Current Report on Form 8-K/A dated July 23, 2001, filed on July 24, 2001;

•	Current Report on Form 8-K dated July 30, 2001, filed on July 31, 2001;

•	Current Report on Form 8-K dated July 31, 2001, filed on August 1, 2001;

•	Current Report on Form 8-K dated August 1, 2001, filed on August 2, 2001; and

•	The “Summary Comparison of Terms of Existing Common Stock with Terms of CD Common Stock and Move.com Common Stock” contained in our Proxy Statement dated February 10, 2000, filed on February 11, 2000.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of any of the documents that are incorporated by reference in this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our Certificate and By-laws, at no cost, by writing or telephoning Cendant at the following:

Investor Relations

Cendant Corporation

9 West 57th Street

New York, NY 10019

Telephone: (212) 413-1800

CENDANT

We are one of the foremost providers of travel and real estate services in the world. We operate in four business segments—Real Estate Services, Hospitality, Vehicle Services and Financial Services. Our businesses provide a wide range of consumer and business services which are intended to complement one another and create cross-marketing opportunities both within each segment and between segments. Our Real Estate Services segment franchises real estate brokerage businesses, provides home buyers with mortgages and assists in employee relocations. Our Hospitality segment franchises hotel businesses and facilitates the sale and exchange of vacation ownership interests. Our Vehicle Services segment operates and franchises car rental businesses, provides fleet management services to corporate clients and government agencies and operates parking facilities in the United Kingdom. Our Financial Services segment provides marketing strategies primarily to financial institutions by offering an array of financial and insurance-based products to consumers, franchises tax preparation service businesses and provides consumers with access to a variety of discounted products and services.

As a franchisor of hotels, residential and commercial real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses the right to use our brand names. We do not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, we provide our franchisees with services designed to increase their revenue and profitability.

Real Estate Services Segment.    Our Real Estate Services segment consists of our three real estate brands and our mortgage and relocation businesses. We are the world’s largest real estate brokerage franchisor. In our real estate franchise business, we franchise real estate brokerage offices under the CENTURY 21®, Coldwell Banker® and ERA® real estate brokerage franchise systems. In our relocation business, Cendant Mobility Services Corporation is a leading provider of corporate relocation services in the world. Cendant Mobility offers relocation clients a variety of services in connection with the transfer of a client’s employees and offers similar services to affinity groups and their members. In our mortgage business, Cendant Mortgage Corporation is one of the largest retail providers of residential mortgages in the United States. Cendant Mortgage originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, financial institutions, real estate brokerage firms and mortgage banks.

Hospitality Segment.    Our Hospitality segment contains our nine lodging brands and our timeshare and travel agency businesses. In our lodging franchise business, we franchise hotels primarily in the mid-priced and economy markets. We are the world’s largest hotel franchiser, operating the Days Inn®, Ramada® (in the United States), Super 8®, Howard Johnson®, Wingate Inn®, Knights Inn®, Travelodge® (in North America), Villager® and AmeriHost Inn® lodging franchise systems. In our timeshare business, we own Resort Condominiums International, LLC, the world’s leading timeshare exchange company. On April 2, 2001, we acquired Fairfield Resorts, Inc. (formerly known as Fairfield Communities, Inc.), one of the largest vacation ownership companies in the United States.

Vehicle Services Segment.    With the acquisition of Avis Group Holdings, Inc. on March 1, 2001, our Vehicle Services segment now consists of the car rental operations and fleet management services businesses of Avis Group, in addition to the Avis car rental franchise system and National Car Parks Limited, a United Kingdom based parking facility business. Our Avis car rental business is the second largest car rental system in the world (based on total revenues and volume of rental transactions). Our fleet management services business is a leader in the industry. Our National Car Parks Limited subsidiary is the largest private parking facilities operator in the United Kingdom.

Financial Services Segment.    Our Financial Services segment consists of our insurance/wholesale businesses, our tax preparation service system and our individual membership business. Our insurance/ wholesale business markets and administers insurance products, primarily accidental death and dismemberment insurance and term life insurance, and also provides marketing strategies primarily to financial institutions through an offering of checking account enhancement packages for the benefit of their customers. The insurance/wholesale business is conducted through FISI*Madison LLC, Benefit Consultants, Inc., Long Term Preferred

Care, Inc. and Cims Ltd., which are all wholly-owned subsidiaries. Our Jackson Hewitt Inc. subsidiary operates the second largest tax preparation service system in the United States with locations in 48 states and franchises a system of approximately 3,300 offices that specialize in computerized preparation of federal and state individual income tax returns.

Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800. Our web site is www.cendant.com. The information contained on our web site is not incorporated by reference in this prospectus.

*    *    *    *

We continually explore and conduct discussions with regard to acquisitions and other strategic corporate transactions in our industries and in other franchise, franchisable or service businesses in addition to the transactions previously announced. As part of our regular on-going evaluation of acquisition opportunities, we currently are engaged in a number of separate, unrelated preliminary discussions concerning possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of CD common stock or other of our securities, borrowings, or a combination thereof. Prior to consummating any such possible acquisition, we will need to, among other things, initiate and complete satisfactorily our due diligence investigations; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors, regulatory and other necessary consents and approvals; and, if necessary, secure financing. No assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. In the past, we have been involved in both relatively small acquisitions and acquisitions which have been significant.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from the offering of the securities for general corporate purposes, which may include acquisitions, repayment of other debt, working capital and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds received from the sale of such securities. Pending application for specific purposes, we may invest the net proceeds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of Cendant and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Three Months Ended March 31, 2001	Fiscal Year Ended December 31,
	2000	1999	1998	1997	1996
3.46x	2.55x	*	1.27x	1.50x	2.64x

*	Earnings were inadequate to cover fixed charges for the year ended December 31, 1999 (deficiency of $688 million) as a result of unusual charges of $3,032 million, partially offset by $1,109 million related to net gains on dispositions of businesses. Excluding such charges and net gain, the ratio of earnings to fixed charges was 2.92x.

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, minority interest and equity in Homestore.com, plus fixed charges, less equity income (loss) in unconsolidated affiliates and minority interest by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals.)

DESCRIPTION OF THE DEBT SECURITIES

We may offer the debt securities from time to time as senior debt securities and/or as subordinated debt securities. The senior debt securities and the subordinated debt securities will each be issued under indentures entered into between us and The Bank of Nova Scotia Trust Company of New York, as trustee. We refer in this prospectus to the senior indenture and the subordinated indenture collectively as the “indentures”. The terms of the indentures are also governed by certain provisions of the Trust Indenture Act of 1939, as amended. The following summary of certain material provisions of the debt securities does not purport to be complete and is qualified in its entirety by reference to the indentures, copies of which have been filed as exhibits to the registration statement related to this prospectus.

General

The indentures will provide for the issuance of debt securities in series up to the aggregate amount from time to time authorized by us for each series. A prospectus supplement will set forth the following terms (to the extent such terms are applicable to such debt securities) of and information relating to the debt securities in respect of which this prospectus is delivered:

•	the designation of such debt securities;

•	classification as senior or subordinated debt securities;

•	the aggregate principal amount of such debt securities;

•	the percentage of their principal amount at which such debt securities will be issued;

•	the date or dates on which such debt securities will mature;

•	the rate or rates, if any, per annum, at which such debt securities will bear interest, or the method of determination of such rate or rates;

•	the times and places at which such interest, if any, will be payable;

•	provisions for sinking, purchase or other analogous fund, if any;

•	the date or dates, if any, after which such debt securities may be redeemed at our option or at the option of the holder and the redemption price or prices;

•	the date or the dates, if any, after which such debt securities may be converted or exchanged at the option of the holder into or for shares of our CD common stock or our preferred stock and the terms for any such conversion or exchange; and

•	any other specific terms of the debt securities.

Principal, premium, if any, and interest, if any, will be payable and the debt securities offered hereby will be transferable, at the corporate trust office of the trustee’s agent in the borough of Manhattan, City of New York, provided that payment of interest, if any, may be made at our option by check mailed to the address of the person entitled thereto as it appears in the security register.

If a prospectus supplement specifies that a series of debt securities is denominated in a currency or currency unit other than United States dollars, such prospectus supplement shall also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such debt securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any debt securities so denominated are also described in the applicable prospectus supplement.

The debt securities may be issued in registered or bearer form and, unless otherwise specified in a prospectus supplement, in denominations of $1,000 and integral multiples thereof. Debt securities may be issued in book-entry form without certificates. Any such issue will be described in the prospectus supplement relating to such debt securities. No service charge will be made for any transfer or exchange of the debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

Debt securities may be issued under the indentures as original issue discount securities to be sold at a substantial discount from their stated principal amount. An original issue discount security is any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity of such security. United States federal income tax consequences and other applicable considerations will be described in the prospectus supplement relating to such debt securities.

Merger, Consolidation and Sale of Assets

The indentures will provide that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the entity formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety:

•	shall be an entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and

•	shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, our obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the debt securities and the performance and observance of every covenant of the indentures on our part to be performed or observed;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•	we or such person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this “Merger, Consolidation and Sale of Assets” section and that all conditions precedent provided for in the indenture relating to such transaction have been complied with. This paragraph shall apply only to a merger or consolidation in which we are not the surviving corporation and to conveyances, leases and transfers by us as transferor or lessor.

The indentures will further provide that upon any consolidation by us with or merger by us into any other entity or any conveyance, transfer or lease of our properties and assets substantially as an entirety to any person in accordance with the preceding paragraph, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Cendant under the indentures with the same effect as if such successor person had been named as Cendant in the indentures, and in the event of any such conveyance or transfer we (which term shall for this purpose mean Cendant Corporation or any successor person which shall theretofore become such in the manner described in the preceding paragraph), except in the case of a lease, shall be discharged of all obligations and covenants under the indentures and the debt securities and the coupons and may be dissolved and liquidated.

Events of Default

Each of the following constitutes an event of default under the indentures with respect to debt securities of any series:

•	default in the payment of any interest on any debt securities of that series or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

•	default in the payment of the principal of (or premium, if any, on) any debt securities of that series at its maturity; or

•	default in the deposit of any sinking fund payment when and as due under the terms of the debt securities of that series and specified provisions of the indentures; or

•	default in the performance, or breach, of any of our covenants or warranties in the indentures (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere under this “Events of Default” section), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of all outstanding debt securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder; or

•	(A) there shall have occurred one or more defaults by us in the payment of the principal of (or premium, if any, on) debt aggregating $100 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived, or (B) our debt aggregating $100 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof; or

•	the entry of a decree or order by a court having jurisdiction adjudging us bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of us under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Cendant or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

•	the institution by us of proceedings to be adjudicated bankrupt or insolvent, or the consent by us to the institution of bankruptcy or insolvency proceedings against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by us to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Cendant or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due; or

•	any other event of default provided with respect to debt securities of that series.

If an event of default described in the first five and the final bullet points above with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an event of default described in the sixth and seventh bullet points above occurs and is continuing, then the principal amount of all the debt securities shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of such series are payable the following:

—	all overdue interest on all outstanding debt securities of that series and any related coupons;

—	all unpaid principal of (and premium, if any, on) any outstanding debt securities of that series which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such debt securities;

—	to the extent that payment of such interest is lawful, interest on overdue interest at the rate or rates prescribed therefor in such debt securities; and

—	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default with respect to debt securities of that series, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indentures.

Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the debt securities because of an event of default specified in the fifth bullet point of the first paragraph of this section shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the debt that is the subject of such event of default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such debt, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such debt or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the debt securities, and no other event of default has occurred during such 30-day period which has not been cured or waived during such period.

Subject to each indenture, the holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default described in the first five and the final bullet points of the first paragraph of this section (or, in the case of a default described in the sixth and seventh bullet points of the first paragraph of this section, the holders of not less than a majority in principal amount of all outstanding debt securities may waive any such past default), and its consequences, except a default in respect of the payment of the principal of (or premium, if any, on) or interest on any debt security or any related coupon, or a default in respect of a covenant or provision which under the indentures cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Upon any such waiver, any such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose of the indentures; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereon.

No holder of any debt security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series in the case of any event of default under the first five and the final bullet points of the first paragraph of this section, or, in the case of any event of default described in the sixth and seventh bullet points of the first paragraph of this section, the holders of not less than 25% in principal amount of all outstanding debt securities, shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under each of the indentures;

•	such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority or more in principal amount of the outstanding debt securities of that series in the case of any event of default described in the first five and the final bullet points of the first paragraph of this section, or, in the case of any event of default described in the sixth and seventh bullet points of the first paragraph of this section, by the holders of a majority or more in principal amount of all outstanding debt securities.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a brief certificate of our compliance with all of the conditions and covenants under the indentures.

Defeasance or Covenant Defeasance of the Indentures

The indentures will provide that we may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities of any series, which is referred to below as “defeasance”. Such defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities and any related coupons, except for the following which shall survive until otherwise terminated or discharged under the indentures:

•	the rights of holders of such outstanding debt securities and any related coupons (i) to receive, solely from the trust fund described in the indentures, payments in respect of the principal of (and premium, if any, on) and interest on such debt securities and any related coupons when such payments are due, and (ii) to receive shares of CD common stock or other securities from us upon conversion of any convertible debt securities issued thereunder;

•	our obligations to issue temporary debt securities, register the transfer or exchange of any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and, if we act as our own paying agent, hold in trust, money to be paid to such persons entitled to payment, and with respect to the payment of specified additional amounts, if any, on such debt securities as contemplated in the indentures;

•	the rights, powers, trusts, duties and immunities of the trustee under the indentures; and

•	the defeasance provisions of the indentures.

With respect to subordinated debt securities, money and securities held in trust under the defeasance and covenant defeasance provisions described in this prospectus, shall not be subject to the subordination provisions of the subordinated indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants that are set forth in the indentures and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities.

In order to exercise either defeasance or covenant defeasance:

•	we shall irrevocably have deposited or caused to be deposited with the trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such debt securities and any related coupons, (A) money in an amount (in such currency in which such debt securities and any related coupons are then specified as payable at their stated maturity), or (B) government obligations applicable to such debt securities (determined on the basis of the currency in which such debt securities are then specified as payable at stated maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such debt securities and any related coupons, money in an amount or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge (i) the principal of (and premium, if any, on) and interest on the outstanding debt securities and any related coupons on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the outstanding debt securities and any related coupons on the day on which such payments are due and payable in accordance with the terms of the indentures and of such debt securities and any related coupons; provided that the trustee shall have been irrevocably instructed to apply such money or the proceeds of such government obligations to said payments with respect to such debt securities and any related coupons;

•	no default or event of default with respect to the debt securities and any related coupons shall have occurred and be continuing on the date of such deposit or, insofar as the events of default described in the sixth and seventh bullet points in the first paragraph of the Events of Default section above are concerned, at any time during the period ending on the 91st day after the date of such deposit; and

•	we must have satisfied our obligations to deliver tax opinions of counsel and officers’ certificates.

Amendments and Waivers

The indentures will provide that at any time and from time to time, we and the trustee may, without the consent of any holder of debt securities, enter into one or more supplemental indentures for specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the indentures (provided that such action shall not adversely affect the interests of the holders in any material respect);

•	to effect or maintain the qualification of the indentures under the Trust Indenture Act; or

•	to evidence the succession of another person to us and the assumption by any such successor of our obligations in accordance with the indentures and the debt securities.

Other amendments and modifications of the indentures or the debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all of the then outstanding debt securities of any series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any of our obligations to pay specified additional amounts contemplated by each indenture (except as contemplated and permitted by certain provisions of the indentures), or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof under the indentures or the amount thereof provable in bankruptcy under the indentures, or adversely affect any right of repayment at the option of any holder of any debt security, or change any place of payment where, or the currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date, as the case may be), or adversely affect any right to convert or manage any debt securities as may be provided under the indentures, or

•	reduce the percent in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indentures or certain defaults thereunder and their consequences provided for in the indentures, or reduce the requirements for quorum or voting.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

GENERAL DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in our Amended and Restated Certificate of Incorporation, referred to in this prospectus as the Certificate, and Amended and Restated By-laws, referred to in this prospectus as the By-laws. We have filed copies of the Certificate and By-laws as exhibits to the registration statement related to this prospectus.

We are authorized to issue up to 2,000,000,000 shares of CD common stock, par value $.01 per share, up to 500,000,000 shares of Move.com common stock and up to 10,000,000 shares of preferred stock, par value $.01 per share. As of June 30, 2001, there were 857,074,916 shares of CD common stock and no shares of preferred stock outstanding.

Description of Preferred Stock

General

The following summary contains a description of certain general terms of our preferred stock. The particular terms of any series of preferred stock that we may offer will be described in the applicable prospectus supplement. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of our Certificate and the certificate of designation relating to a particular series of offered preferred stock which is or will be in the form filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at, or prior to, the time of the issuance of such series of preferred stock.

Our Board of Directors has the power, without further action by the stockholders, to issue preferred stock in one or more series, with such designations of series, dividend rates, redemption provisions, special or relative rights in the event of our liquidation, dissolution, distribution or winding up, sinking fund provisions, conversion or exchange provisions, voting rights thereof and other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by our Board of Directors. The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of preferred stock. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination.

Rights upon Liquidation

The rights of the holders of each series of preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up will be set forth in the prospectus supplement relating to such series

Redemption

The terms, if any, on which shares of a series of preferred stock may be subject to redemption, in whole or in part, will be set forth in the prospectus supplement relating to such series.

Conversion and Exchange

The terms, if any, on which shares of a series of preferred stock are convertible into another series of preferred stock or common stock or exchangeable for another series of preferred stock or common stock will be set forth in the prospectus supplement relating thereto.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be designated in the applicable prospectus supplement.

Voting Rights

The holders of preferred stock of a series offered hereby will not be entitled to vote except as indicated in the prospectus supplement relating to such series of preferred stock or as required by applicable law.

Description of Common Stock

General

In March 2000, our outstanding common stock was reclassified as CD common stock and we created a series of common stock designated as Move.com common stock. The Move.com common stock was designed to track the performance of our Move.com Group, while the CD common stock represents our interests in the remainder of our businesses and our retained interest in Move.com Group. No shares of Move.com common stock are currently outstanding. For a description of the terms of our common stock, see “Summary Comparison of Terms of Existing Common Stock with Terms of CD Common Stock and Move.com Stock” in the Proxy Statement dated February 10, 2000, which is incorporated by reference herein.

Subject to the rights of the holders of any shares of our preferred stock which may at the time be outstanding, holders of CD common stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of common stock will possess exclusive voting rights in us, except to the extent the Board of Directors specifies voting power with respect to any preferred stock issued. Except as hereinafter described, holders of CD common stock are entitled to one vote for each share of CD common stock, but will not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of the CD common stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of CD common stock sold hereunder will be fully paid and non-assessable upon issuance against full payment of the purchase price therefor. The CD common stock is listed on the New York Stock Exchange under the symbol “CD.”

Certain Provisions

The provisions of the Certificate and By-Laws which are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board

Our Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the stockholders without cause only by the affirmative vote of the holders, voting as a single class, of 80% or more of the total number of votes entitled to be cast by all holders of the voting stock, which shall include all our capital stock which by its terms may vote on all matters submitted to our stockholders generally.

Committees of the Board of Directors

Under the Certificate, the Board of Director’s authority to designate committees shall be subject to the provisions of the By-Laws. The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Under the By-Laws, the Board of Directors shall have the following committees:

Executive Committee.    An Executive Committee that shall consist of not less than three directors elected by a majority vote of the Board of Directors.

Compensation Committee.    A Compensation Committee consisting of not less than three directors elected by a majority vote of the Board of Directors.

Audit Committee.    An Audit Committee consisting of not less than four directors elected by a majority vote of the Board of Directors.

Newly Created Directorships and Vacancies

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Special Meetings of Stockholders

A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Quorum at Stockholder Meetings

The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

Stockholder Action by Written Consent

Stockholder action by written consent in lieu of a meeting is prohibited under the Certificate. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of our outstanding voting stock from using the written consent procedure to take stockholder action without giving all our stockholders entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

Advance Notice of Stockholder—Proposed Business at Annual Meetings

The By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Cendant. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: a brief description of the business desired to be brought before the annual meeting; the name and address, as they appear on our books, of the stockholder proposing such business; the class and number of our shares which are beneficially owned by the stockholder; and any material interest of the stockholder in such business.

In addition, the By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Cendant. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices in the case of an annual meeting, at least 90 days prior to the anniversary date of the last annual meeting of our stockholders and, with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder’s notice to the Secretary must set forth: the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; a representation that the stockholder is holder of record of common stock and intends to appear in person or by proxy at the meeting to nominate each such nominee; a description of all arrangements between such stockholder and each nominee; such other information with respect to each nominee as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Commission; and the consent of each nominee to serve as director of Cendant if so elected.

Fair Price Provisions

Under the Delaware General Corporation Law and the Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of our assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate includes what generally is referred to as a “fair price provision,” which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of our directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of our securities or a subsidiary having an aggregate fair market value of $10 million or more) involving us or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the stockholders receive a “fair price” for their securities and certain other procedural requirements are met. The Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, preferred stock, CD common stock or any combination thereof, and such warrants may be issued independently or together with any such securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any warrants in respect of which this prospectus is being delivered, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of CD common stock or preferred stock at a future date or dates. The consideration per share of CD common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, referred to below as stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the CD common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any of, or any combination of, the following ways: directly to purchasers; through agents; through underwriters; and/or through dealers.

We may solicit offers to purchase securities directly or by agents designated by us from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of securities, will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

If an underwriter or underwriters are utilized in the offer or sale of securities, we will execute an underwriting agreement with such underwriters at the time of sale of such securities to such underwriters and the names of such underwriters and the principal terms of our agreement with such underwriters will be set forth in the appropriate prospectus supplement.

If a dealer is utilized in the offer or sale of securities we will sell such securities to such dealer as principal. Such dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of such dealer and the principal terms of our agreement with such dealer will be set forth in the appropriate prospectus supplement.

Agents, underwriters, and dealers may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may also be customers of, engage in transactions with, or perform services for us in the ordinary course of their business.

Underwriters, agents or their controlling persons may engage in transactions with and perform services for us in the ordinary course of business.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL OPINIONS

The validity of the securities offered hereby by Cendant will be passed on for us by Eric J. Bock, Esq., Executive Vice President—Law and Secretary of Cendant. Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

EXPERTS

Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue and the restatement of the financial statements to reflect the individual membership business as part of continuing operations as discussed in Note 1), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$600,000,000

Cendant Corporation

$350,000,000 6.25% Senior Notes due 2010

$250,000,000 7.125% Senior Notes due 2015

PROSPECTUS SUPPLEMENT

March 6, 2003

Joint Book-Running Managers

Salomon Smith Barney

UBS Warburg

Banc of America Securities LLC

Credit Suisse First Boston

JPMorgan

Wachovia Securities